Exhibit 10.1

FORM OF SUBORDINATED NOTE MODIFICATION AGREEMENT

This SUBORDINATED NOTE MODIFICATION AGREEMENT (“Agreement”) is made and entered into as of this 19th day of January, 2015 (the “Effective Date”), by and among                          (“Founder”),                                   (“Founder Holdco” and, together with Founder, the “Note Holders”) and ZaZa Energy Corporation (“ZaZa” or the “Company”).  The Note Holders and the Company are sometimes collectively referred to in this Agreement as the “Parties,” and each of them is sometimes individually referred to as a “Party.”

W I T N E S S E T H

WHEREAS, Founder owns a subordinated note issued by the Company dated February 21, 2012 in the original principal amount of $                                           (the “Original Founder Note”), and the entire original principal amount of such note remains outstanding on the date hereof;

WHEREAS, Founder Holdco owns a subordinated note issued by the Company dated February 21, 2012 in the original principal amount of $12,750,000 (the “Founder Holdco Note” and, together with the Founder Note, the “Founder Notes”), and entire original principal amount of such note remains outstanding on the date hereof;

WHEREAS, the Founder Notes are subordinate to the Company’s “Senior Indebtedness” (as defined in the Founder Notes) in accordance with the subordination provisions set forth in the Founder Notes;

WHEREAS, the Company’s 8.00% Senior Secured Notes due 2017 (the “Senior Secured Notes”) are “Senior Debt” within the meaning of the Founder Notes;

WHEREAS, the Founder Notes are also subordinate to the Senior Secured Notes in accordance with the provisions of that certain Amended and Restated Subordination Agreement dated as of June 8, 2012 (the “Subordination Agreement”);

WHEREAS, under the terms of the Senior Secured Notes, the holders of the Senior Secured Notes are permitted to require the Company to repurchase up to 100% of the outstanding principal amount of the Senior Secured Notes, at par, plus accrued and unpaid interest (the “2015 Put Right”);

WHEREAS, effective as of February 24, 2014, the Company and the Note Holders entered into that certain Exchange Agreement (the “Original Exchange Agreement”) pursuant to which the Note Holders agreed, on the terms and subject to the conditions set forth in such agreement, to exchange the Subordinated Founder Notes into a combination of shares of common stock of the Company (“Common Stock”) and shares of preferred stock of the Company (“Preferred Stock”) for the business purpose of improving the Company’s balance sheet and facilitating the financing of the 2015 Put Right by utilizing a public offering of a substantially similar series of Preferred Stock;

WHEREAS, in light of the 2015 Put Right, the Company has been attempting, and is still attempting, to refinance the Senior Secured Notes with a new senior lending group and has also been holding discussions with certain holders of the Senior Secured Notes to modify the 2015 Put Right;

WHEREAS, there can be no assurance that these refinancing or modification efforts will be completed prior to the exercise of the 2015 Put Right;

WHEREAS, the conditions to the consummation of the Original Exchange Agreement have not yet been satisfied, the Company and the Note Holders desire to amend and restate the Agreement so that the Note Holders will no longer receive shares of Common Stock or preferred stock upon the exchange of their Founder Notes, but will instead amend and restate their Founder Notes in order to, among other things, (i) provide greater flexibility to the Company and the Note Holders in their attempt to secure substitute senior financing, (ii) remove the mandatory prepayment provision relating to future debt and equity financings and (iii) provide for deferred payment of interest in kind in certain circumstances, in each case on the terms and subject to the conditions set forth in this Agreement (the “Subordinated Founder Note Amendment”);

WHEREAS, Founder owns a significant equity interest in the Company and is a director of the Company;

WHEREAS, on November 7, 2013, the Board of Directors of the Company established a Conflicts Committee (the “Conflicts Committee”) for the purposes of negotiating the terms of exchange of the Original Subordinated Notes by the Note Holders, as well as similar subordinated notes owned by [Names of other holders of Subordinated Notes];

WHEREAS, the Conflicts Committee has unanimously recommended to the Board of Directors that the Board approve the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors has unanimously approved the execution of this Agreement and, subject to the conditions set forth herein, the consummation of the transactions contemplated by this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      First Amendment and Restatement of the Founder Notes.

(a)                                 Contemporaneously with the execution hereof, and against the delivery made by each Note Holder pursuant to Section 1(b) below, the Company has executed and delivered to each Note Holder an amended and restated subordinated note, substantially in the form attached hereto as Exhibit A, payable to such Note Holder and in an original principal amount equal to the original principal amount of such Note Holder’s Founder Note (each, a “First Amended and Restated Subordinated Founder Note”), which delivery has been made free and clear of any liens or security interests.

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(b)                                 Contemporaneously with the execution hereof, and against the delivery made by the Company pursuant to Section 1(a) above, each Note Holder (i) hereby accepts the First Amended and Restated Subordinated Founder Note delivered to such Note Holder and (ii) has returned, marked “Cancelled,” such Note Holder’s original Founder Note to the Company.

(c)                                  Each Note Holder hereby acknowledges and agrees that any security interest granted for the benefit such Note Holder to secure the repayment of the Subordinated Founder Notes is hereby automatically released, and each such Note Holder hereby irrevocably designates the Company as its attorney-in-fact for the purpose of executing and filing any UCC-3 termination statements in connection with such release.

(d)                                 Each Note Holder further hereby acknowledges and agrees that such Note Holder’s First Amended and Restated Subordinated Founder Note is subject to the provisions of the Subordination Agreement.  Furthermore, each Note Holder agrees to negotiate in good faith any intercreditor agreement requested by the primary senior lender providing funds to effect the refinancing of the Senior Secured Notes or, if applicable, the extension of the 2015 Put Right.

2.                                      Representations and Warranties of the Company.  In connection with the transactions provided for herein, the Company hereby represents and warrants to the Note Holders as follows:

(a)                                 Due Incorporation and Organization.  The Company has been duly incorporated, is validly existing, and is in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

(b)                                 Authorization. All corporate action has been taken on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement.

(c)                                  Compliance with Other Instruments.  Neither the authorization, execution and delivery of this Agreement nor any of the documents or instruments contemplated to be delivered hereby, will constitute or result in a material default or violation of any law or regulation applicable to the Company or any subsidiary of the Company or any term or provision of the organizational documents of the Company or any subsidiary of the Company, or any material agreement or instrument by which the Company or any subsidiary of the Company is bound or to which any of their respective properties or assets are subject.

3.                                      Representations and Warranties of the Note Holders.  In connection with the transactions provided for herein, the Note Holders hereby represent and warrant to the Company as follows:

(a)                                 Authorization.  This Agreement constitutes the Note Holders’ valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Founder represents that he has full capacity to enter

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into this Agreement.  Founder Holdco has been duly incorporated or formed, is validly existing, and is in good standing under the laws of the State of Texas, and has all requisite corporate or company power and authority to carry on its business as now conducted and as proposed to be conducted.  Founder Holdco represents that all corporate or company action has been taken on the part of the Founder Holdco necessary for the authorization, execution, delivery and performance of this Agreement.

(b)                                 Title.  Each Note Holder has good and marketable title to such Note Holder’s Original Subordinated Note and is the sole record and beneficial owner of such Original Subordinated Note, which note is owned by such Note Holder free and clear of any rights of first refusal, taxes, liens or other encumbrances.

(c)                                  Further Assurances.  Each of the Parties, at another Party’s request and without further consideration, shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable laws, including obtaining any necessary consents or approvals from, or making any necessary filings with, any domestic or foreign regulatory agencies, and execute, acknowledge and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

4.                                      Governing Law and Venue.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO AND ACKNOWLEDGE AND RECOGNIZE THE JURISDICTION OF THE DISTRICT COURT OF HARRIS COUNTY, TEXAS OR, IF APPROPRIATE, A FEDERAL COURT WITHIN THE SOUTHERN DISTRICT OF TEXAS (WHICH COURTS, TOGETHER WITH ALL APPLICABLE APPELLATE COURTS, FOR PURPOSES OF THIS AGREEMENT, ARE THE ONLY COURTS OF COMPETENT JURISDICTION), OVER ANY SUIT, REQUEST FOR INJUNCTIVE RELIEF, ACTION OR OTHER PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

5.                                      Headings.  The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.                                      Expenses.  Except as otherwise specified in this Agreement, each Party will be responsible for paying its own expenses in connection with the matters that are the subject of this Agreement, as well as the negotiation and documentation of this Agreement, including, without limitation, such Party’s legal fees and expenses.  Notwithstanding the foregoing provisions of this Section 7, in the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable legal fees such non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

7.                                      Entire Agreement; Original Exchange Agreement Superseded. This Agreement (including, for purposes of certainty, the Exhibit attached hereto), the documents to be executed

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hereunder and the amended and restated subordinated notes issued hereunder constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.  Without limiting the generality of the foregoing, this Agreement supersedes the Original Exchange Agreement, which shall have no further force and effect from and after the date hereof.

8.                                      Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.  A facsimile, .pdf or electronically transmitted counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

[Signature Page Follows; Remainder of Page Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first written above.

[Founder Name]

[Founder Holdco Name]

By:
[Founder Name]
President

ZaZa Energy Corporation

By:	/s/ Paul F. Jansen
Paul F. Jansen
Chief Financial Officer

[SIGNATURE PAGE TO SUBORDINATED NOTE MODIFICATION AGREEMENT]

Exhibit A to

Subordinated Note Modification Agreement

Form of First Amended and Restated Subordinated Note

[See Attached]

See Exhibit 4.1 to this Current Report on Form 8-K

Schedule of Substantially Identical Agreements

Pursuant to Instruction 2 of Item 601(a) of Regulation S-K, the Company has filed only the form of the Subordinated Note Modification Agreement although the Company has entered into three such agreements that are substantially identical in all material respects.  Differences in certain details among such other agreements entered into by the Company are noted in the chart below:

Founder	Founder Holdco	Original principal amount of Founder Note	Names of other holders of Subordinated Notes
Todd A. Brooks	Blackstone Oil & Gas, LLC	$3,026,666	John E. Hearn, Jr., Gaston L. Kearby, Lara Energy, Inc. and Omega Energy, LLC

John E. Hearn, Jr.	Lara Energy, Inc.	$3,026,667	Todd A. Brooks, Gaston L. Kearby, Blackstone Oil & Gas, LLC and Omega Energy, LLC

Gaston L. Kearby	Omega Energy, LLC	$3,026,667	Todd A. Brooks, John E. Hearn, Jr., Blackstone Oil & Gas, LLC and Lara Energy, Inc.